Exhibit 99.1

One Horizon Group Commences Multi-User Family-Phone Service on Its Aishuo Platform

Aishuo App surpasses 9 million downloads, passing halfway milestone for 2 year, 15 million subscriber goal in first six months

LIMERICK, IRELAND--(October 1 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon," "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that it will commence the rollout of its simple Multi-User Family-Phone for China.

One Horizon delivers an industry leading proprietary optimized-for-mobile VoIP calling solution with competitive per minute call-rates, and an In-App telephone number rental feature that provides a Chinese number for friends and family to call from their landlines or mobile phones, at home or abroad. One Horizon has also recently deployed a true voicemail service for users which is now provided free of charge or ad-based.

Multi-User Family-Phone support service allows a whole family to share one registered account on separate devices without any limitation on the number of members. Within a multi-user family-phone service, family members can be accessed on their own devices by one rented fixed line telephone number from inside Aishuo and can share call credit among each other.

According to the Chinese National Bureau of Statistic’s Sixth Population Census of November 2010, there are 401.5 million households in China.  If our multi-user family-phone service attracts 0.1% of Chinese households to rent an Aishuo family-phone number at RMB 10.00 (around $1.60) per month, the service would generate over RMB 4 million (around $0.64 million) per month. This excludes the additional revenues generated by the families’ making outbound calls at Aishuo’s very competitive rates.

Since its launch in late February 2015, Aishuo has achieved greater than 9 million downloads and is now well over 50% of the way to its 24 month stated goal of 15 million users. One Horizon views Aishuo’s early take-up rate as highly productive to underlining the value-proposition of its growing platform and the demand of the underlying technologies. We believe the number of downloads indicates the rapid growth of Aishuo network and possibility of it becoming a base model communication platform for Chinese users.  We continue to be optimistic that we will meet or exceed our initial goal of 15 million Aishuo users in 24 months.

Brian Collins , One Horizon CEO, noted, “The facility to rent a real telephone number and share it across multiple devices allows families to have fewer mobile phone subscriptions while still having a telephone number available to all members of a family. It also provides a simple way to manage household telephone costs. Management feels that such unique feature will further strengthen our brand in the region and drive subscriber growth and revenues going forward. Continuing to cultivate a network effect and leveraging a first-mover advantage for our unique and growing technology platform is paramount to establishing a defensible leadership position. We are enthused and encouraged by our most recent launches and by the continued global adoption of our overall platform solution.”

Aishuo supports all major Android mobile payment platforms including China UnionPay, Alibaba’s Alipay and Tencent’s Wechat Wallet and provides subscribers with convenient options to purchase call credit.

The Aishuo retail App is available as a free download across iTunes and the 20 Chinese Android App stores including Baidu, Tencent, 360.CN and Xiaomi. The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and the Company is seeking to acquire 15 million subscribers over a two-year period with a view to leverage this significant user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us